EXHIBIT 10.2

Toreador Royalty Corporation

1990 Stock Option Plan

This Toreador Royalty Corporation 1990 Stock Option Plan (the “Plan”) provides for the granting of:

(a)

Incentive Options (hereinafter defined) to certain officers and key employees of Toreador Royalty Corporation, a Delaware corporation (the “Corporation”), or of its Affiliates (hereinafter defined), and

(b)	Nonstatutory Stock Options (hereinafter defined) to certain officers and key employees of the Corporation or of its Affiliates.

The purpose of the Plan is to provide an incentive for officers and key employees of the Corporation or its Affiliates to remain in the service of the Corporation or its Affiliates, to extend to them the opportunity to acquire a proprietary interest in the Corporation so that they will apply their best efforts for the benefit of the Corporation, and to aid the Corporation in attracting able persons to enter the service of the Corporation and its Affiliates.

Section 1 - Definitions

1.1	“Act” shall mean the Securities Exchange Act of 1934, as amended.

1.2           “Affiliates” shall mean (a) any corporation, other than the Corporation, in an unbroken chain of corporations ending with the Corporation if each of the corporations, other than the Corporation, owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (b) any corporation, other than the Corporation, in an unbroken chain of corporations beginning with the Corporation if each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.3            “Agreement” shall mean the written agreement between the Corporation and a Holder evidencing the Option granted by the Company and the understanding of the parties with respect thereto.

1.4	“Board of Directors” shall mean the board of directors of the Corporation.
1.5	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6            “Committee” shall mean the committee appointed pursuant to Section 3 hereof by the Board of Directors to administer this Plan.

1.7            “Eligible Individuals” shall mean officers and key employees, including officers and directors who are also employees of the Corporation or of any of its Affiliates. Notwithstanding the foregoing provisions of this Paragraph 1.7 to ensure that the requirements of the third sentence of Paragraph 3.1 are satisfied, the Board of Directors may from time to time specify individuals who shall not be eligible for the grant of Options or options or stock appreciation rights or allowances of stock under any plan of the Corporation or its Affiliates (as such terms are used in subsection (d)(3) of Rule 16b-3 promulgated under the Act); provided however, that the Board of Directors may at any time determine that any individual who has been so excluded from eligibility shall become eligible for grants of Options under the Plan.

1.8            “Fair Market Value” shall mean, if the Stock is traded on one or more established markets or exchanges, the mean of the opening and closing prices of the Stock in the primary market or exchange on which the Stock is traded, and if the Stock is not so traded or the Stock does not trade on the relevant date, the value determined in good faith by the Board of Directors. For purposes of valuing Incentive Options, the Fair Market Value of Stock shall be determined without regard to any restriction other than one which, by its terms, will never lapse.

1.9	“Holder” shall mean an Eligible Individual to whom an option has been granted.
1.10	“Incentive Options” shall mean stock options that are intended to satisfy the requirements of section 422A of the Code.

1.11              “Nonstatutory Options” shall mean stock options that are not intended to be or are not denominated as Incentive Stock Options.

1.12	“Options” shall mean either Incentive Options or Nonstatutory Options, or both.

1.13              “Stock” shall mean the Corporation’s authorized $.15625 par value common stock together with any other securities with respect to which Options granted hereunder may become exercisable.

Section 2 - Stock and Maximum Number of Shares Subject to the Plan

2.1                 Description of Stock and Maximum Shares Allocated. The Stock which Options granted hereunder give a Holder the right to purchase may be unissued or reacquired shares of Stock, as the Board of Directors may, in its sole and absolute discretion, from time to time determine.

Subject to the adjustments provided for in Paragraph 6.6 hereof, the aggregate number of shares of Stock to be issued pursuant to the exercise of all Options granted hereunder may equal but shall not exceed 225,000 shares.

2.2                 Restoration of Unpurchased Shares; Only Net Shares Issued Considered. If an Option granted hereunder expires or terminates for any reason during the term of this Plan and prior to the exercise thereof in full, the shares of Stock subject to but not issued under such Option shall again be available for Options granted hereunder subsequent thereto. In addition, if an Option is exercised by payment, in whole or in part, of previously owned shares of Stock pursuant to Section 6.3, then only the net shares issued shall count against the maximum authorized number of shares of Stock that may be issued hereunder.

Section 3 - Administration of the Plan

3.1                 Stock Option Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than three (3) members of the Board of Directors, and, except as is provided in the immediately following sentence, may be constituted by all members of the Board of Directors. In the event that the Stock is registered under Section 12 of the Act, all members of the Committee shall be “disinterested persons,” as defined in Rule 16b-3(d)(3) promulgated under the Act; and in such event, members of the Committee shall not be eligible to receive Options or stock options, stock appreciation rights, or an allocation of stock under any plan of the Corporation or its Affiliates (as such terms are used in subsection (d)(3) of Rule 16b-3 promulgated under the Act) while they are serving as members of the Committee and must not have been eligible to receive Options or such options, stock appreciation rights, or an allocation of stock under any plan of the Corporation or its Affiliates within one (1) year prior to their appointment to the Committee.

3.2                 Duration, Removal, Etc. The members of the Committee shall serve at the pleasure of the Board of Directors, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by action of the Board of Directors.

3.3                 Meetings and Actions of Committee. The Committee shall elect one of its members as its Chairman and shall hold its meetings at such time and places as it may determine. All decisions and determinations of the Committee shall be made by the majority vote or decision of all of its members present at a meeting; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly called and held. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the provisions hereof and with the bylaws of the Corporation as it may deem advisable.

3.4                 Committee’s Powers. Subject to the express provisions hereof, the Committee shall have the authority, in its sole and absolute discretion, (a) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (b) to determine the terms and provisions of the respective Agreements (which need not be identical), including provisions defining or otherwise relating to (i) subject to Section 6 of the Plan, the term and the period or periods and extent of exercisability of the Options, (ii) the extent to which the transferability of shares of Stock issued upon exercise of Options is restricted, (iii) the effect of termination of employment upon the exercisability of the Options, and (iv) the effect of approved leaves of absences (consistent with any applicable regulations of the Internal Revenue Service); (c) to accelerate the time of exercisability of any Option that has been granted; (d) to construe the respective Option Agreements and the Plan; and (e) to make all other determinations and perform all other acts necessary or advisable for administering the Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this Paragraph 3.4 shall be final and conclusive.

Section 4 - Eligibility and Participation

4.1                 Eligible Individuals. Options may be granted hereunder only to persons who are eligible Individuals at the time of the grant thereof. Notwithstanding any provision contained herein to the contrary, a person shall not eligible to receive an Incentive Option hereunder unless he is an employee of the Corporation or an Affiliate, nor shall a person be eligible to receive an Incentive Option hereunder if he, at the time such option is granted, would own (within the meaning of sections 422A and 425 of the Code) stock possessing more than 10 percent (10%) of the total combined voting power or value of all classes of stock of the Corporation or an Affiliate unless at the time such Incentive Option is granted (a) the excise price per share of Stock is at least one hundred and ten percent (110%) of the Fair Market Value of each share of Stock to which the Incentive Option relates and (b) the Incentive Option is not exercisable after the expiration of five (5) years from the date it is granted.

4.2               No Right to Option. The adoption of the Plan shall not be deemed to give any person a right to be granted an Option.

Section 5 - Grant of Options and Certain Terms of the Agreements

Subject to the express provisions hereof, the Committee shall determine which Eligible Individuals shall be granted Options hereunder from time to time. In making grants, the Committee shall take into consideration the contribution the potential Holder has made or may make to the success of the Company or its Affiliates and such other considerations as the Board of Directors may from time to time specify. The Committee shall also determine the number of shares subject to each of such Options, and shall authorize and cause the Corporation to grant Options in accordance with such determinations.

The date on which the Committee completes all action constituting an offer of an Option to an individual, including the specification of the number of shares of Stock to be subject to the Option, shall be the date on which the Option covered by an Agreement is granted, even though certain terms of the Agreement may not be at such time determined and even though the Agreement may not be executed until a later time. For purposes of the preceding sentence, an offer shall be deemed made if the Committee has completed all such action except communication of the grant of the Option to the potential Holder. In no event, however, shall an Optionee gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Option and the actual execution of the Agreement by the Company and the Optionee.

Each Option granted hereunder shall be evidenced by an Agreement, executed by the Corporation and the Eligible Individual to whom the Option is granted, incorporating such terms as the Committee shall deem necessary or desirable. More than one option may be granted hereunder to the same Eligible Individual and be outstanding concurrently hereunder. In the event an Eligible Individual is granted both one or more Incentive Options and one or more Nonstatutory Options, such grants shall be evidenced by separate Agreements, one for each of the Incentive Option grants and one for each of the Nonstatutory Options grants.

Each Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of the Stock acquired pursuant to an Option granted hereunder or otherwise and such restrictions on the transferability of shares of the Stock required pursuant to an Option granted hereunder or otherwise as the Committee in its sole and absolute discretion shall deem proper or advisable. Such conditions giving rise to forfeiture may include, but need not be limited to the requirement that the Holder render substantial services to the Corporation or its Affiliates for a specified period of time. Such restrictions on transferability may include, but need not be limited to options and rights of first refusal in favor of the Corporation and shareholders of the Corporation other than the Holder of such share of Stock who is a party to the particular Agreement or a subsequent holder of the shares of Stock who is bound by such Agreement.

Section 6 - Terms and Conditions of Options

All Options granted hereunder shall comply with, be deemed to include, and shall be subject to the following terms and conditions:

6.1                 Number of Shares. Each Agreement shall state the number of shares of Stock to which it relates.

6.2                 Exercise Price. Each Agreement shall state the exercise price per share of Stock. The exercise price per share of Stock subject to an Incentive Option shall not be less than the greater of (a) the par value per share of the Stock or (b) 100% of the Fair Market Value per share of the Stock on the date of the grant of the Option. The exercise price per share of Stock subject to a Nonstatutory Option shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Stock on the date of the grant of the Option.

6.3                 Medium and Time of Payment, Method of Exercise, and Withholding Taxes. The exercise price of an Option shall be payable upon the exercise of the Option in cash, by certified or cashier's check or, with the consent of the Committee, with shares of Stock of the Corporation owned by the Holder which have been held at least six (6) months prior to the date of exercise or with the consent of the Committee, by a combination of cash and such shares. Exercise of an Option shall not be effective until the Corporation has received written notice of exercise. Such notice must specify the number of whole shares to be purchased and be accompanied by payment in full of the aggregate Option price of the number of shares purchased. The Corporation shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option.

The Committee may, in its discretion, require a Holder to pay to the Corporation at the time of exercise of an Option or portion thereof the amount that the Corporation deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise. Upon the exercise of an Option requiring tax withholding, a Holder may make a written request to have shares of Stock withheld by the Corporation from the shares otherwise to be received. The number of shares so withheld shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. The acceptance of any such request by a Holder shall be at the sole discretion of the Committee, including, if deemed necessary by the Committee, approval by the Securities and Exchange Commission and the satisfaction of any additional requirements necessary to obtain such approval. Currently, with respect to Option holders subject to liability under Section 16(b) of the Act, such additional requirements include the following: (1) any previously owned shares of Stock used to satisfy the withholding obligation must have been held by the taxpayer for at least six (6) months, and any Option shares otherwise issuable hereunder to be withheld to satisfy such obligations may be so withheld only if both the exercise of the Option and the election to have shares withheld are made at least six (6) months after the date of grant; (2) the Option holder's election must be made (a) at least six (6) months less one day prior to the date on which the option exercise becomes taxable, or (b) within a 10-day

“window period” beginning on the third business day following the release of the Company’s annual or quarterly financial reports and ending on the 12th day thereafter (but in no event later than the date the option exercise becomes taxable); (3) the Company has been subject to the Act’s reporting requirements for more than a year and has filed all reports and statements required to be filed pursuant to Section 13 of the Act; (4) the Company regularly issues quarterly and annual summary statements of sales and earnings; (5) all members of the Committee administering the Plan with respect to Option holders subject to liability under Section 16(b) of the Act are “disinterested” in accordance with Rule 16(b)-3 promulgated under the Act; (6) the Committee will be empowered to consent to or disapprove an Option holder’s withholding election; and (7) any withholding election will be required to be irrevocable.

Where the exercise of an Option does not give rise to an obligation to withhold Federal income or other taxes on the date of exercise, the Corporation may, in its discretion, require a Holder to place shares of Stock purchased under the Option in escrow for the benefit of the Corporation until such time as Federal income or other tax withholding is no longer required with respect to such shares or until such withholding is required on amounts included in the gross income of the Holder as a result of the exercise of an Option or the disposition of shares of Stock acquired pursuant thereto. At such later time, the Corporation in its discretion, may require a Holder to pay to the Corporation the amount that the Corporation deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise of the Option or the disposition of shares of Stock, in which case the shares of Stock shall be released from escrow to the Holder. Alternatively, subject to acceptance by the Committee, in its sole discretion, a Holder may make a written request to have shares of Stock held in escrow applied toward the Corporation’s obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise of the Option or the disposition of shares of Stock, based on the Fair Market Values of the shares on the date of the termination of the escrow arrangement. Upon application of such shares toward the Corporation’s withholding obligation, any shares of Stock held in escrow and not, in the judgment of the Committee, necessary to satisfy such obligation shall be released from escrow to the Holder.

6.4                 Term, Time of Exercise, and Transferability of Options. In addition to such other terms and conditions as may be included in a particular Agreement granting an Option, an Option shall be exercisable during a Holder’s lifetime only by him or by his guardian or legal representative. An Option shall not be transferable other than by will or the laws of descent and distribution. Each Option shall also be subject to the following terms and conditions:

(a)              Termination of Employment. The provisions of this Paragraph 6.4(a) shall apply to the extent a Holder’s Agreement does not expressly provide otherwise. If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because the Holder voluntarily terminates employment or resigns with such group of employers, or because one or more of such entities terminates the employment of the Holder, but not for cause, the Holder shall have the right for three (3) months after such termination of employment to exercise the Option with respect to that portion thereof that has become exercisable as of the date of termination of employment and thereafter the Option shall terminate and cease to be exercisable. If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliate because any of such entities terminates the Holder’s employment for cause, the portion, if any, of an Option that remains unexercised, including that portion, if any, that pursuant to the Agreement is not yet exercisable, on the date of the Holder’s termination of employment shall terminate and cease to be exercisable as of such date. A Holder’s employment shall be deemed terminated “for cause” if termination by the Board of Directors of the Corporation or the Board of Directors of an Affiliate because of incompetence, insubordination, dishonesty, other acts detrimental to the interest of the Corporation or its Affiliates, or any material breach by the Holder of any employment, nondisclosure, noncompetition, or other contract with the Corporation or one of its Affiliates. Whether cause exists shall be determined by such Board of Directors in its sole discretion and in good faith.

(b)              Disability. The provisions of this Paragraph 6.4(b) shall apply to the extent a Holder’s Agreement does not expressly provide otherwise. If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates by reason of disability (as defined in Section 22(e)(3) of the Code), the Holder shall have the right for twelve (12) months after the date of termination of employment with such group of employers by reason of disability, to exercise an Option to the extent such Option is exercisable on the date of his termination of employment, and thereafter the Option shall terminate and cease to be exercisable.

(c)              Death. The provisions of this Paragraph 6.4(c) shall apply to the extent a Holder’s Agreement does not expressly provide otherwise. If a Holder dies while in the employ of the Corporation or an Affiliate, an Option shall be exercisable by the Holder’s legal representatives, legatees, or distributees for twelve (12) months following the date of the Holder’s death to the extent such Option is exercisable on the Holder’s date of death, and thereafter the Option shall terminate and cease to be exercisable.

Notwithstanding any other provisions of this Plan, including the provisions of items (a), (b) and (c) of this Paragraph 6.4, no Incentive Option shall be exercisable after the expiration of ten (10) years from the date it is granted, or the period specified in Paragraph 4.1, if applicable. The Committee shall have authority to prescribe in any Agreement that the Option evidenced thereby may be exercised in full or in part as to any number of shares subject thereto at any time or from time to time during the term of the Option or in such installments at such times during said term as the Committee may prescribe. Except as provided above and unless otherwise provided in any Agreement, an Option may be exercised at any time or from time to time during the term of the Option. Such exercise may be as to any or all whole (but no fractional) shares which have become purchasable under the Option.

Within a reasonable time or such time as may be permitted by law after the Corporation receives written notice that the Holder has elected to exercise all or a portion of an Option, such notice to be accompanied by payment in full of the aggregate Option price of the number of shares purchased, the Corporation shall issue and deliver a certificate representing the shares acquired in consequence of such exercise. In the event that a Holder exercises both an Incentive Option, or portion thereof, and a Nonstatutory Stock Option, or a portion thereof, separate Stock certificates shall be issued, one for the Stock subject to the Incentive Option and one for the Stock subject to the Nonstatutory Stock Plan. The number of the shares of Stock transferable due to an exercise of an Option under this Plan shall not be increased due to the passage of time, except as may be provided in an Agreement.

Nothing herein or in any Option granted hereunder shall require the Corporation to issue any shares upon exercise of any Option if such issuance would, in the opinion of counsel for the Corporation, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable statute or regulation, as then in effect. At the time of any exercise of an Option, the Corporation may, as a condition precedent to the exercise of such Option, require from the Holder of the Option (or in the event of his death, his legal representatives, legatees, or distributees) such written representations, if any, concerning his intentions with regard to the retention or disposition of the shares being acquired by exercise of such Option and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Corporation, may be necessary to ensure that any disposition by such Holder (or in the event of his death, his legal representatives, legatees, or distributees), will not involve a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable state or Federal statute or regulation, as then in effect. Certificates for shares of Stock, when issued, may have the following legend, or statements or other applicable restrictions, endorsed thereon, and may not be immediately transferable:

The shares of Stock evidenced by this certificate have been issued to the registered owner in reliance upon written representations that these shares have been purchased for investment. These shares may not be sold, transferred, or assigned unless, in the opinion of the Corporation or its legal counsel, such sale, transfer, or assignment will not be in violation of the Securities Act of 1933, as amended, applicable rules and regulations of the Securities and Exchange Commission, and any applicable state securities laws.

6.5                 Limitation on Aggregate Value of Shares That May Become First Exercisable During Any Calendar Year Under An Incentive Option. With respect to any Incentive Option granted under this Plan, to the extent that the aggregate Fair Market Value of shares of Stock subject to such Incentive Option (determined as of the date the Incentive Stock Option is granted) and the aggregate Fair Market Value of shares of Stock or stock of any Affiliates (or a predecessor of the Corporation or an Affiliate) subject to any other incentive stock option (within the meaning of section 422A of the Code) of the Corporation or its Affiliates (or a predecessor corporation of any such corporation), that first become purchasable in any calendar year under such Option, (with respect to any Holder) exceed $100,000, then such excess over $100,000 shall not be considered as subject to an Incentive Stock Option, but rather shall be considered as subject to a Nonstatutory Option. This rule shall be applied by taking shares of Stock subject to Incentive Options that are purchasable for the first time in the calendar year into account in the order in which such Incentive Options were granted. For purposes of this Paragraph 6.5, “predecessor corporation” means a corporation that was a party to a transaction described in section 425(a) of the Code (or which would be so described if a substitution or assumption under such section had been effected) with the Corporation, or a corporation which, at the time the new incentive stock option (within the meaning of section 422A of the Code) is granted, is an Affiliate of the Corporation or a predecessor corporation of any such corporations, or a predecessor corporation of any such corporations.

6.6                 Adjustments Upon Changes in Capitalization, Merger, Etc. Notwithstanding any other provision hereof, in the event of any change in the number of outstanding shares of Stock effected without receipt of consideration therefor by the Corporation, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Corporation is the surviving corporation, the aggregate number and class of the reserved shares, the number and class of shares subject to each outstanding Option and the exercise price of each outstanding Option shall be automatically adjusted to accurately and equitably reflect the effect thereon of such change, provided that any fractional share resulting from such adjustment may be eliminated. In the event of a dispute concerning such adjustment, the decision of the Committee shall be conclusive. The number of reserved shares or the number of shares subject to any outstanding Option shall be automatically reduced by any fraction included therein which results from any adjustment made pursuant to this Paragraph 6.6.

The following provisions of this Paragraph 6.6 shall apply unless a Holder’s Agreement provides otherwise. A dissolution or liquidation of the Corporation; a sale of all or substantially all of the assets of the Corporation where it is contemplated that within a reasonable period of time thereafter the Corporation will either be liquidated or converted into a nonoperating company or an extraordinary dividend will be declared resulting in a partial liquidation of the Corporation (but in all cases only with respect to those employees whom it is anticipated will lose their employment with the Corporation and its Affiliates as a result of such sale of assets); a merger or consolidation (other than a merger effecting a reincorporation of the Corporation in another state or any other merger or a consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Corporation and their proportionate interests therein immediately prior to the merger or consolidation) in which the Corporation is not the surviving corporation, or survives only as a subsidiary of another corporation in a transaction in which the shareholders of the parent of the Corporation and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Corporation and their proportionate interests therein immediately prior to the transaction, or a transaction in which another corporation becomes the owner of 50% or more of the total combined voting power of all classes of stock of the Corporation shall cause every Option then outstanding to terminate, but the Holders of each such then outstanding Option shall, in any event, have the right, immediately prior to such dissolution, liquidation, sale of assets, merger, consolidation, or transaction, to exercise such Options, to the extent not theretofore exercised, without regard to the determination as to the periods and installments of exercisability made pursuant to a Holder’s Agreement if (and only if) such Options have not at that time expired or been terminated. Such acceleration of exercisability shall not apply to a given Option if any surviving or acquiring corporation agrees to assume such Option in connection with the merger, consolidation, or transaction.

6.7                 Rights as a Shareholder. A Holder shall have no right as a shareholder with respect to any shares covered by his Option until a certificate representing such shares is issued to him. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Paragraph 6.6 hereof.

6.8                 Modification, Extension and Renewal of Options. Subject to the terms and conditions of and within the limitations of the Plan, and the rights of the holders thereof, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of Options outstanding hereunder (to the extent not theretofore exercised) and authorize the granting of new Options hereunder in substitution therefor (to the extent not theretofore exercised). In addition, no modification of an Option granted hereunder shall, without the consent of the Holder, alter or impair any rights or obligations under any Option theretofore granted hereunder to such Holder under the Plan, except as may be necessary, with respect to Incentive Options, to satisfy the requirements of section 422A of the Code.

6.9                 Furnish Information. Each Holder shall furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

6.10              Obligation to Exercise: Termination of Employment. The granting of an Option hereunder shall impose no obligation upon the Holder to exercise the same or any part thereof. In the event of a Holder’s termination of employment with the Corporation or an Affiliate, the unexercised portion of an Option granted hereunder shall terminate in accordance with Paragraph 6.4 hereof.

6.11              Agreement Provisions. The Agreements authorized under the Plan shall contain such provisions in addition to those required by the Plan (including, without limitation, restrictions on the removal of restrictions upon the exercise of the Option and the retention or transfer of shares thereby acquired) as the Committee shall deem advisable. Each Agreement shall identify the Option evidenced thereby as an Incentive Option or Nonstatutory Option, as the case may be, and no Agreement shall cover both an Incentive Option and Nonstatutory Option. Except as provided in the second paragraph of Section 6.6, each Agreement relating to an Incentive Option granted hereunder shall contain such limitations and restrictions upon the exercise of the Incentive Option to which it relates as shall be necessary for the Incentive Option to which such Agreement relates to constitute an incentive stock option, as defined in section 422A of the Code.

Section 7 - Remedies and Legend

7.1                 Remedies. The Corporation shall be entitled to recover from a Holder reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of the Plan and any Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

7.2                 Legend. Each certificate representing shares issued to a Holder upon exercise of an Option granted under the Plan may, if such share is subject to any transfer restriction, including a right of first refusal, provided for under this Plan or an Agreement, bear a legend that complies with applicable law with respect to the restrictions on transferability referenced in this Paragraph 7.2, such as:

The shares represented by this Certificate are subject to restrictions on transferability imposed by that certain instrument entitled “Toreador Royalty Corporation 1990 Stock Option Plan” dated ____________, 19__, and an Option Agreement thereunder between Toreador Royalty Corporation and Holder dated ____________, 19__, which grants to the Corporation an option to purchase such shares in certain instances. A copy of such plan and agreement is on file at the principal office of the Corporation, and is subject to the same right of examination by a shareholder of the Corporation (in person or by agent, attorney, or accountant) as are the books and records of the Corporation.

Section 8 - Duration of Plan

No Options may be granted hereunder after the date that is ten (10) years from the earlier of (i) the date the Plan is adopted by the Board of Directors or (ii) the date the Plan is approved by the shareholders of the Corporation.

Section 9 - Amendment of Plan

The Board of Directors may, insofar as permitted by law, with respect to any shares which at the time are not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that, without the approval of the holders of a majority of the outstanding shares of voting stock of all classes of the Corporation, no such revision or amendment shall (a) change the number of shares of the Stock subject to the Plan, (b) change the designation of the class of employees eligible to receive Options, (c) decrease the price at which Incentive Options may be granted, (d) remove the administration of the Plan from the Committee, (e) render the members of the Committee eligible to receive Options under the Plan while serving as such, (f) without the consent of the affected Holder cause the Incentive Options granted hereunder and outstanding at such time that satisfied the requirements of section 422A of the Code to no longer satisfy such requirements, or (g) increase the cost of the Plan to the Company.

Section 10 - General

10.1              Application of Funds. The proceeds received by the Corporation from the sale of shares pursuant to Options shall be used for general corporate purposes.

10.2              Right of the Corporation and Affiliates to Terminate Employment. Nothing contained in the Plan, or in any Agreement, shall confer upon any Holder the right to continue in the employ of the Corporation or any Affiliate, or interfere in any way with the rights of the Corporation or any Affiliate to terminate his employment at any time.

10.3              No Liability for Good Faith Determinations. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Option granted under it, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, or expense (including attorneys’ fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors’ or officers’ liability or similar insurance coverage that may from time to time be in effect.

10.4              Information Confidential. As partial consideration for the granting of each Option hereunder, the Holder shall agree with the Corporation that he will keep confidential all information and knowledge that he has relating to the manner and amount of his participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Holder’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Committee, it shall take into consideration such breach, in determining whether to recommend the grant of any future Option to such Holder, as a factor militating against the advisability of granting any such future Option to such individual.

10.5              Other Benefits. Participation in the Plan shall not preclude the Holder from eligibility in any other stock option plan of the Corporation or any Affiliate or any old age benefit, insurance, pension, profit sharing, retirement, bonus, or other extra compensation plans which the Corporation or any Affiliate has adopted, or may, at any time, adopt for the benefit of its employees.

10.6              Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock to the Holder, or to his legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require any Holder, legal representative, heir, legatee, or distributee, as a condition precedent to such payment, issuance or transfer to execute a release and receipt therefor in such form as it shall determine.

10.7              No Guarantee of Interests. Neither the Committee nor the Corporation guarantees the Stock of the Corporation from loss or depreciation.

10.8              Payment of Expenses. All expenses incident to the administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Corporation or its Affiliates.

10.9              Corporate Records. Records of the Corporation or its Affiliates regarding the Holder’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

10.10            Information. The Corporation and its Affiliates shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation which is necessary or required by the Committee to perform its duties and functions under the Plan.

10.11            No Liability of Corporation. The Corporation assumes no obligation or responsibility to the Holder or his personal representatives, heirs, legatees, or distributees for any act of, or failure to act on the part of the Committee.

10.12            Corporate Action. Any action required of the Corporation shall be by resolution of its Board of Directors or by a person authorized to act by resolution of the Board of Directors.

10.13            Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

10.14            Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Corporation or a Holder may change, at any time and from time to time, by written notice to the other, the address which it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Corporation and each Holder shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the shares to which such notice relates.

10.15	Waiver of Notice. Any person entitled to notice hereunder may waive such notice.

10.16            Successors. The Plan shall be binding upon the Holder, his heirs, legatees, and legal representatives, upon the Corporation, its successors, and assigns, and upon the Committee, and its successors.

10.17            Headings. The titles and headings of Sections and Paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

10.18            Governing Law. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by Federal law. Questions arising with respect to the provisions of an Agreement that are matters of contract law shall be governed by the laws of the state specified in the Agreement, except to the extent Delaware corporate law conflicts with the contract law of such state, in which event Delaware corporate law shall govern. The obligation of the Corporation to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

10.19            Word Usage. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

Section 11 - Approval of Shareholders

The Plan shall take effect on the date it is adopted by the Board of Directors. However, if this Plan is not approved by the holders of a majority of the outstanding shares of common stock, par value $.15625 per share, of the Corporation, within the period ending twelve (12) months after the date the Plan is adopted by the Board of Directors, none of the Options granted hereunder shall constitute Incentive Options; and in the event that the Plan is not so approved on or before the first annual meeting of stockholders of the Corporation following the date the Board of Directors adopts the Plan, if any Options are granted under the Plan before the date such stockholders do approve the Plan to individuals subject to suit under section 16(b) of the Act at the time of grant, such Options shall be null, void, and of no force and effect as of their grant date.